SCHEDULE 14A
                                 (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

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[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Under Rule 14a-12


                              TAUBMAN CENTERS INC.
---------------------------------------------------------------------------
             (Name of Registrant As Specified In Its Charter)
---------------------------------------------------------------------------
 (Name of Person(S) Filing Proxy Statement, If Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

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      THIS REVOCATION SOLICITATION STATEMENT WILL BE REVISED TO REFLECT ACTUAL
FACTS AT THE TIME OF FILING OF DEFINITIVE MATERIALS. NO WHITE REVOCATION CARD WILL ACCOMPANY THESE MATERIALS UNTIL DEFINITIVE MATERIALS ARE DISTRIBUTED.

                Preliminary Revocation Solicitation Statement

                                Dated May , 2003

                              Subject to Completion

                        Revocation Solicitation Statement
                                       By
                              Taubman Centers, Inc.
                              In Opposition To The
                       Solicitation of Agent Designations

                         By Simon Property Group, Inc.,

                        Simon Property Acquisitions, Inc

                           and Westfield America, Inc.

                          To Call a Special Meeting of
                              Taubman Centers, Inc.
                                  Shareholders

      This Revocation Solicitation Statement (this "Revocation Solicitation Statement") and the accompanying WHITE revocation card are being furnished by the Board of Directors (the "Board") of Taubman Centers, Inc., a Michigan corporation (the "Company"), to the holders of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and the outstanding shares of the Company's Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock"), in connection with the solicitation by the Board of revocations of Agent Designations ("Revocations") in opposition to the solicitation by Simon Property Group, Inc., a Delaware corporation ("Simon"), Simon Property Acquisitions, Inc., a wholly owned Subsidiary of Simon ("Offeror") and Westfield America, Inc. ("Westfield") of Appointments of Designated Agents ("Agent Designations") to call a special meeting of the stockholders of the Company (the "Special Meeting") to act on a proposal, as further described herein (the "Simon Solicitation"). In addition, Simon and Westfield have stated that they may attempt to cause additional proposals to be brought before the Special Meeting. The Simon Solicitation is part of Simon's ongoing attempt to acquire the Company by tender offer, in which Simon, the Offeror and Westfield have offered to pay $20.00 net to the seller in cash, without interest thereon, for each Common Share on the terms and conditions set forth in Simon's offer, dated December 5, 2002, and in the related letter of transmittal (the "Simon offer"), as amended by a Supplement thereto dated January 15, 2003 and a related revised letter of transmittal (which, together with any supplements or amendments, collectively constitute the "Revised Offer").

      According to the Simon Solicitation, Simon, the Offeror and Westfield are soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call a Special Meeting. According to the Simon Solicitation, at the Special Meeting, Simon, the Offeror and Westfield will, among other things, ask you to consider and vote upon a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror and Westfield of all of the shares of Common Stock tendered pursuant to the Revised Offer would not trigger the Excess Share Provision (as defined below) (the "Excess Share Proposal"). Additionally, Simon and Westfield have said that they may attempt to cause additional proposals to be brought before the Special Meeting.

      Simon and Westfield had previously abandoned their stated intention to call a Special Meeting. However, they have reinstated their effort to call a Special Meeting in light of the Amended Opinion and Order (the "Amended Order") issued by the United States District Court for the Eastern District of Michigan (the "Court") on May 8, 2003, which is described under "Litigation" below. The Company strongly believes that the Amended Order was incorrect, is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit, and has moved for a stay of the Amended Order pending appeal. If the stay is granted, the Company expects that Simon and Westfield will once again abandon their efforts to call the Special Meeting.

      The Board has considered and evaluated the Simon Offer, the Revised Offer and the Simon Solicitation. The Board determined that both the Simon offer and the Revised Offer are inadequate and opportunistic, and that holding the Special Meeting would not be in the best interests of the Company or its shareholders. The Board unanimously recommends that holders of shares of Common Stock DO NOT tender into the Revised Offer and DO NOT provide any Agent Designations to Simon, the Offeror and Westfield pursuant to the Simon Solicitation.

THE BOARD OF DIRECTORS OPPOSES THE SOLICITATION BY SIMON, THE OFFEROR AND WESTFIELD. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU NOT SIGN ANY GREEN AGENT DESIGNATION SENT TO YOU BY SIMON, THE OFFEROR AND WESTFIELD. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GREEN AGENT DESIGNATION, THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD AS PROMPTLY AS POSSIBLE, BY MAIL (USING THE ENCLOSED ENVELOPE) TO THE COMPANY'S INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK, 10022.

      If you have previously signed and returned any Agent Designation, you have every right to change your mind and revoke the Agent Designation by signing, dating and returning the enclosed WHITE revocation card (the "Revocation Card"). We urge you to consider this matter carefully, as there will be no meeting at which to revoke any Agent Designation. A stockholder's revocation of a previously executed GREEN Agent Designation card will have the effect of opposing Simon, the Offeror and Westfield's attempt to compel the Company to call the Special Meeting. If you have not previously executed an Agent Designation, your WHITE Revocation Card will have no legal effect in determining whether the Company must call the Special Meeting.

      IF YOUR SHARES ARE HELD OF RECORD BY YOUR BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE YOUR WHITE REVOCATION CARD, AND YOU SHOULD, ACCORDINGLY, CALL YOUR BANK OR BROKER WITH YOUR INSTRUCTIONS TO EXECUTE YOUR WHITE REVOCATION CARD.

      The Company is not currently seeking your proxy with respect to any merger or other business combination, the election or removal of any person to or from the Board, or any other matter. THE COMPANY IS SEEKING ONLY A REVOCATION OF AGENT DESIGNATIONS RELATING TO THE CALLING OF THE SPECIAL MEETING. To the extent that the Special Meeting is called, you will receive proxy statements from the Company (and from Simon, the Offeror and Westfield) discussing in detail the issues that will be voted upon at any such meeting.

      This Revocation Solicitation Statement and WHITE REVOCATION CARD are being mailed to shareholders on or about May , 2003.

IF YOU HAVE ANY QUESTIONS OR NEED ANY ASSISTANCE IN REVOKING AN AGENT DESIGNATION YOU MAY HAVE GIVEN TO SIMON OR WITHDRAWING YOUR SHARES FROM THE REVISED OFFER PLEASE CONTACT OUR INFORMATION AGENT:

                           Innisfree M&A Incorporated
                                       at
                               501 Madison Avenue
                            New York, New York 10022
                                       or
                         Call Toll-Free: (877) 750-9496

                 Why Are We Opposing The Simon Solicitation?

      According to the Simon Solicitation, Simon and Westfield are soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call a Special Meeting. According to the Simon Solicitation, at the Special Meeting, Simon and Westfield will, perhaps among other things, ask you to consider and vote upon a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror and Westfield of all of the shares of Common Stock tendered pursuant to the Revised Offer would not trigger the Excess Share Provision.

      After careful consideration of the Revised Offer, the Board has determined that it is inadequate and not in the best interest of the Company's shareholders. In reaching this conclusion, the Board considered numerous factors including its beliefs that now is not the best time to sell the Company, that the Company's current stock price does not reflect the value of the Company's assets or growth potential, that Simon's and Westfield's approaches to managing and developing their properties is inconsistent with the Company's strategy and is not likely to yield the maximum value for the Company's assets, and that the hostile nature of the Revised Offer, when coupled with what we believe to be a low likelihood of its being completed, makes it an unnecessary expense and disruption that is detrimental to both companies.

      THE SIMON SOLICITATION IS A COMPONENT OF SIMON'S AND WESTFIELD'S ATTEMPT TO ACQUIRE THE COMPANY; IT IS DESIGNED TO FACILITATE SIMON'S AND WESTFIELD'S HIGHLY CONDITIONAL HOSTILE TAKEOVER OFFER. IN LIGHT OF THE BOARD'S CONCLUSION THAT THE REVISED OFFER IS INADEQUATE, THE BOARD RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATIONS REQUESTED BY SIMON, THE OFFEROR AND WESTFIELD.

Excess Share Proposal

      The Company's Restated Articles of Incorporation have, since the Company's initial public offering in 1992, included a provision that prevents any person or group from beneficially or constructively owning capital stock representing more than 8.23% of the total value of the Company's capital stock (the "Ownership Limit"). The Board, in certain circumstances, can increase the Ownership Limit to 9.9%. Shares owned in excess of the Ownership Limit are considered "Excess Shares" under the Company's Restated Articles of Incorporation and are transferred to a designated agent of the Company (the "Excess Share Provision"). The designated agent upon delivery of the shares must immediately sell such shares and donate any proceeds over the price the acquiror paid for the shares to charity. Consummation of the Revised Offer is conditioned upon the Offeror and Westfield being satisfied, in their sole discretion, that the Offeror and Westfield may purchase all of the Shares tendered pursuant to the Revised Offer without triggering the Excess Share Provision.

      The Excess Share Proposal requires the affirmative vote of over two-thirds of the voting power of the Company's capital stock. Certain members of the Taubman family, shareholders holding approximately 30% of the voting power of the Company's capital stock, have previously announced their opposition to the Revised Offer and any action which would facilitate the offer.

As described under "Litigation," the Court, in its Amended Order, found that in November 2002, members of the Taubman family formed a group under the Michigan Control Share Acquisitions Act that acquired all of the shares owned by the members of the group, and the Court has issued a preliminary injunction against the voting of all shares held by those and other shareholders. The Company strongly believes that the Amended Order was incorrect, and is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit. The Company has also moved for a stay of the Amended Order pending appeal. If the Company is successful in its appeal, and Simon proceeds with the calling of a Special Meeting, the Excess Share Proposal is not likely to be approved by the shareholders.

                 Background and Purpose of This Solicitation

      On October 16, 2002, David Simon, the Chief Executive officer of Simon faxed to the Company a letter requesting an opportunity to meet with Robert S. Taubman, Chairman, President and Chief Executive officer of the Company for the purposes of presenting a proposal to acquire Taubman Centers. Later that day, Mr. Simon's office called to confirm that the fax had been received. The following is a copy of the letter:

                                                October 16, 2002

      Robert S. Taubman
      Chairman of the Board, President
      and Chief Executive officer
      Taubman Centers, Inc.
      200 East Long Lake Road, Suite 300
      Bloomfield Hills, Michigan 48303

      Dear Bob:

            As you know from our conversations over the last few years, I have long admired Taubman Centers, Inc. and the wonderful portfolio of properties built by you and your family. I would like to discuss with you Simon Property Group's proposal to acquire immediately all of the publicly traded stock of Taubman Centers, Inc. for cash consideration that represents an attractive premium to your common shareholders. In addition, if your limited partners decide to participate, we will make an equally attractive offer to combine their holdings into Simon's operating partnership on a basis that affords both tax efficiencies and liquidity.

            We believe that a business combination of Simon and Taubman is compelling, and most importantly, will produce substantial and immediate value for your shareholders. In addition, your limited partners will have the opportunity to convert their holdings to units in the Simon operating partnership on the same economic basis or choose to remain limited partners in the Taubman partnership. It is my personal hope that you, your family and Taubman's board will share our enthusiasm for a combination of our companies and that we can move forward quickly.

            Because of the importance of this matter, I would like to present this proposal to you in person as soon as possible. At our meeting, I will be prepared to discuss price and other specific components of our proposal, and address any questions you may have about the transaction. I will contact you shortly to arrange a meeting.

                                          Sincerely,

                                          /s/ DAVID SIMON
                                          ------------------------------
                                          David Simon

      On October 21, 2002, Mr. Taubman, spoke via telephone with Mr. Simon. On that telephone call Mr. Simon presented the possibility for Simon to acquire the Company including the possibility of entering into a joint venture with the Taubman family pursuant to which Simon would gain effective control of Taubman Centers. Mr. Taubman told Mr. Simon that while he did not believe there was any interest in pursuing a sale of the Company at this time, he would discuss the matter with the Board. After this conversation, the Mr. Taubman contacted each of the directors individually to inform them of the letter and the conversation.

      On October 22, 2002, Mr. Simon sent the following letter which was received by Mr. Taubman on October 22, 2002:

      VIA OVERNIGHT MAIL

      October 22, 2002

      Robert S. Taubman,
      Chairman of the Board, President
      and Chief Executive officer
      Taubman Centers, Inc.
      200 East Long Lake Road, Suite 300
      Bloomfield Hills, Michigan 48303

      Dear Bob:

            I am genuinely disappointed by your response to my October 16, 2002 letter, your refusal to meet with me, and your decision to reject out-of-hand our proposal to buy the public shares of Taubman Centers, Inc. (the "Company") at a very significant premium to their current market price. At a minimum, I thought you would want to meet with me to discuss the specifics of our proposal. Given the current state of the financial markets and considering Simon's financial wherewithal and our demonstrated ability to close deals and add value, our proposal represents a financial opportunity for your shareholders that merits careful consideration.

            Although I very much wanted to describe our proposal to you in person, I am instead setting out its basic terms in this letter, so that you and your board can review it carefully. We are prepared to pay $17.50 for each share of Company common stock in cash. We are also willing to provide equivalent value to the holders of all outstanding limited partnership interests in The Taubman Realty Group Limited Partnership (the "Operating Partnership") and allow them to exchange those interests for limited partnership units in Simon's operating partnership on a tax efficient basis, or, at their option, remain limited Partners in your Operating Partnership.

            Specifically, Simon would acquire all of the Company's outstanding publicly held common stock pursuant to a merger agreement. The individual steps to accomplish this merger would be as follows:

                  1. Simon (or its affiliate) would make a tender offer to
            purchase all of Taubman's common stock for $17.50 per share, net to each seller in cash.

                  2. As promptly as practicable after consummation of the tender offer, an affiliate of Simon would merge with the Company, and each non-tendering share of Company common stock would be converted into the right to receive $17.50 per share in cash.

            We are also prepared to purchase, either for cash or through an exchange of partnership interests, all limited partnership interests in the Operating Partnership, which would include the acquisition of the Company's Series B preferred stock. However, if your family and the other limited partners would prefer to remain limited partners in the Operating Partnership, we are prepared to accommodate that desire while at the same time making our proposal available to holders of the Company's publicly held common stock.

            Our $17.50 per share all cash offer represents a price never before realized in the Company's ten year trading history and affords your shareholders a 30% premium to today's closing price, as well as a premium to Wall Street's consensus net asset value for the Company. This proposal is NOT subject to the receipt of financing or any due diligence investigation of the Company and its subsidiaries or any requirement that the limited partners exchange their interests.

            We are well aware that the Company's charter contains an "excess share provision" that prohibits the purchase of more than 8.23% of the aggregate value of the Company's stock and that the board of directors can only waive application of this provision to permit a purchase of up to 9.9% of aggregate value. This provision, ostensibly for the purpose of preserving the Company's status as a REIT, goes well beyond what is necessary for that purpose and stands between the Company's shareholders and their ability to realize a substantial premium for their shares. Our proposal, therefore, must be conditioned on the inapplicability of the Company's excess share provision to our bid. In this regard, we note that Simon's acquisition of Company securities need NOT jeopardize the Company's status as a REIT, and we therefore believe that the Company's board of directors, as fiduciaries, must take steps to amend the Company's charter to allow our proposal to go forward for the benefit of the Company's common shareholders. We also believe it is the responsibility of the holders of the Series B Preferred Stock to approve such an amendment so as not to impede the ability of the Company's common shareholders to receive a significant premium, particularly given the fact that our proposal allows the limited partners of the Operating Partnership the option to either convert their holding on a tax efficient basis or remain in their existing structure.

            While this letter outlines the basic terms of our proposal, we are ready to work diligently with you and your team to finalize all other terms of the deal.

            Bob, I know this is a difficult subject for you personally, but our proposal, which is intended to bring immediate and substantial value to the Company's shareholders, warrants your serious and immediate attention. I am confident that given the opportunity to meet with you, we could finalize a mutually beneficial transaction between our two companies.

            I will call you in the next few days, giving you sufficient time to review this letter, so that we can agree on a time and place for a meeting.

                                          Sincerely,

                                          /s/ DAVID SIMON
                                          ------------------------------
                                          David Simon
                                          Chief Executive officer

      On October 28, 2002, the Board of Taubman Centers met with the Company's management and Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisors, as well as with legal advisors to discuss Simon's unsolicited proposal. The Board reviewed the proposal, and received advice from Mr. Taubman that the Taubman family had no interest in pursuing a sale of the Company and intended to use its significant stake in the Company to oppose the proposed transaction if it were put to a vote. The Board unanimously decided that the Company was not for sale, and that discussions as to Simon's proposal would be unproductive, and authorized the delivery of a letter to Simon communicating its determination. The Board also authorized the issuance of a press release in the event that Simon publicly disclosed his proposal.

      Following the board meeting on October 28, 2002, Mr. Taubman called Mr. Simon and informed him that the Board had met and was unanimous in its conclusion that the Company had no interest in pursuing a sale transaction, and that discussion as to any such transaction would be unproductive.

      Mr. Taubman sent a copy of the following letter to Mr. Simon:

      David Simon
      Chief Executive officer
      Simon Property Group
      115 West Washington Street
      Indianapolis, Indiana 46204

      Dear David,

            This will respond to your letter dated October 22, 2002. The Board of Directors of Taubman Centers has met and with the advice of its outside financial and legal advisors, has considered your unsolicited proposal. The Board is unanimous in concluding that the company has no interest whatsoever in pursuing a sale transaction, and that discussion as to such a transaction would not be productive.

                                          Sincerely,

                                          /s/ ROBERT S. TAUBMAN
                                          ------------------------------
                                          Robert S. Taubman
                                          Chairman, President and
                                          Chief Executive officer

      On November 1, 2002, Mr. Simon's office called Mr. Taubman's office requesting a meeting with Mr. Taubman during the upcoming NAREIT national conference.

      On November 5, 2002, in response to Mr. Simon's request of November 1, 2002, Mr. Taubman conveyed in a telephone conversation with Mr. Simon that he would be willing to meet with Mr. Simon but that the Company's position had not changed since they last spoke and that he did not think it would be productive to discuss the contents of Mr. Simon's recent letters to Mr. Taubman.

      On November 6, 2002, at the NAREIT national conference Mr. Simon reiterated his interest in acquiring the Company and Mr. Taubman again informed him that the Company's board had met and the Company had no interest in pursuing a sale transaction.

      On November 13, 2002, David Simon sent a letter to the Board of Directors of the Company, which was made public in an 8-K filing of the same date:

      Dear Members of the Board of Directors:

            As you may know, we recently made a written offer to Robert S. Taubman to pay $17.50 in cash for each share of Taubman Centers, Inc. (the "Company") common stock. Our all-cash offer would deliver to all Taubman shareholders a substantial premium -- approximately 18% above yesterday's closing price and 30% above the price on the day we initially made our offer -- and it exceeds the highest price at which Taubman shares have ever traded. Our offer represents a compelling strategic and financial transaction that would produce substantial and immediate value for all of your shareholders. We can move quickly since our offer is not subject to the receipt of financing or any due diligence investigation of the Company.

            On several occasions, we have communicated our offer to Mr. Taubman and suggested that we have an opportunity to discuss it with the members of Taubman's board of directors. We wrote Mr. Taubman on October 16, 2002, to request a meeting to present our offer. He refused to meet. On October 22, 2002, we again wrote Mr. Taubman, this time setting forth the basic terms of our offer. Once again, he refused even to have a discussion, writing to us on October 28, 2002, that "the Company has no interest whatsoever in pursuing a sale transaction...."

            We are dismayed that Mr. Taubman continues in his refusal even to discuss our offer -- or indeed any sale transaction, particularly in light of the fact that we have expressed a willingness to be very flexible with respect to the structure of the proposed transaction. The offer is not conditioned upon any participation by the Taubman family. Instead we have agreed to accommodate any desire by the Taubman family to retain its economic interest in the Taubman Realty Group Limited Partnership, or, at their option, to participate in the transaction, and receive either cash or equivalent value for their existing partnership interests by exchanging them on a tax efficient basis for partnership interests in the Simon operating partnership.

            Since the Taubman family can choose to (1) retain its current Taubman partnership units, (2) convert into Simon partnership units, or
      (3) sell for cash, we can
      only conclude that Mr. Taubman's refusal even to discuss our offer reflects the Taubman family's desire not to permit the Company to be sold under any circumstances. While it is entirely appropriate for the Taubman family to retain the right to choose between various options with respect to the treatment of its own partnership units, it is improper for these insiders to prevent public shareholders from choosing to receive a premium for their shares.

            Mr. Taubman apparently believes the Taubman family is not accountable to the public shareholders because of the family's claimed blocking position -- via the Series B preferred stock -- which was surreptitiously issued in a "restructuring" transaction many years after the Company's initial public offering without either proper disclosure or a shareholder vote. We question both the propriety and validity of a transaction which attempts to transfer to the Taubman family control and a permanent veto over material decisions that rightfully belong to the public shareholders of Taubman -- such as an all-cash, premium offer to acquire the Company.

            The effect of the Series B preferred stock, for which the Taubman family paid a total of only $38,400.00, is to disenfranchise the public shareholders. This entrenchment device is a permanent corporate governance defect embedded in the Company's structure -- and it continues to hurt the public shareholders. Indeed, between the time the Series B shares were issued to the Taubman family in 1998 and our October 22 offer letter, the price of Taubman common shares has fallen by 4%.

            We understand that the obstacles created in the governance structure by the Taubman family, at the expense of the public shareholders, are significant. However, with the cooperation of the Board of Directors, acting as fiduciaries for the common shareholders, we believe these obstacles are surmountable. We also trust that undisclosed economic or governance burdens have not been, and will not be, imposed on Taubman in response to our offer or otherwise. We hope the Board will agree with us that our offer provides an excellent opportunity for Taubman shareholders to realize immediate liquidity and full value for their shares to an extent not likely to be available to them in the marketplace or in any alternative transaction. At a time when good corporate governance is particularly important to investors, we seek your help in restoring the rights of the public shareholders of Taubman.

            We prefer to complete this acquisition through a negotiated transaction. We stand ready to make a detailed presentation of our offer to the Board and to answer any questions you may have.

                                          Very truly yours,

                                          /s/ DAVID SIMON
                                          ------------------------------
                                          David Simon
                                          Chief Executive officer

On November 13, 2002 the Company issued the following press release:

            Bloomfield Hills, Michigan, November 13, 2002 -- Taubman Centers, Inc. (NYSE: TCO) confirmed today that it has received an unsolicited proposal from Simon Property Group, Inc. (NYSE: SPG) seeking to acquire control of the Company. Taubman Centers said that its Board of Directors had previously met and, with the advice of its outside financial and legal advisors, had considered the proposal. The Board unanimously concluded that Taubman Centers has no interest in pursuing a sale transaction and that discussions regarding such a transaction would not be productive.

            The Taubman family, large economic stakeholders with voting control of more than 30% of Taubman Centers, has also confirmed that it has no interest in pursuing a sale of the Company. A sale or other extraordinary transaction would require a 2/3rds affirmative vote.

            The Company stated, "The Taubman Centers Board of Directors has unanimously rejected this proposal. In addition, the Taubman family has informed the Board that it is categorically opposed to the sale of the Company. Given the family's position, any efforts to purchase Taubman Centers would not be productive." Goldman, Sachs & Co. is acting as financial advisor and the law firm of Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

      On December 5, 2002, Simon commenced the offer and on December 5, 2002, Simon and the Offeror filed the Complaint in the United States District Court for the Eastern District of Michigan against the Company, the Company Board and certain members of the Taubman family.

      On December 10, 2002 the Board met with the Company's management, Goldman Sachs, and legal advisors to discuss the offer. The Board reviewed the offer with counsel and management and received the opinion of Goldman Sachs that the offer was inadequate. The Board unanimously resolved to recommend that the Company's shareholders reject the offer. The Board also amended the Company's by-laws to opt-out of the Michigan Control Share Acquisition Act, and make certain other procedural changes including requiring advance notice for shareholder nominations and proposals. On December 11, 2002, the Company filed the Board's recommendation on Schedule 14D-9.

      On December 16, 2002, Simon filed preliminary proxy materials with the SEC to call a Special Meeting, at which meeting Simon would ask the Company's shareholders to adopt a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror of all of the Shares tendered pursuant to the Simon offer would not trigger the Excess Share Provision, and a proposal urging the Company Board to pass a resolution approving the Simon offer in order to satisfy the Business Combination Condition if the Company Board opts into the Michigan Business Combination Act.

      On December 20, 2002, the Board met with its legal and financial advisors and considered the Simon Solicitation and the proposals which Simon seeks to put before a shareholder meeting. The Board unanimously resolved to recommend that shareholders revoke any Agent Designations and if a special meeting were called, to vote against Simon's proposals.

In addition, the Board also amended the Company's by-laws to specify in more detail the timing and procedures that would apply to a special meeting requested by the shareholders.

      On January 13, 2003, the Company announced that Sheldon M. Gordon, along with his affiliates, had agreed to make an investment in the Company and that Gordon and the Company had come to an agreement relating to Gordon's potential acquisition of Simon's interest in The Forum Shops in connection with Gordon's initiation of the buy/sell mechanism of the Forum Shops partnership agreement.

      On January 15, 2003 Simon and Westfield announced that Westfield had joined the offer, that the offer Price was increased to $20.00 per share, that the expiration date of the offer was extended until February 14, 2003, and that unless two-thirds of the outstanding Common Stock were tendered and not withdrawn prior to midnight on February 14, 2003, Simon and Westfield will withdraw the Revised Offer and terminate their efforts to acquire the Company.

      On January 20, 2003, the Board of Directors met to review the terms of and consider the Revised Offer with its financial and legal advisors. The Board of Directors also received and considered updates of recent operational and financial developments concerning the Company. At such meeting, the Board, after receiving advice from its legal and financial advisors, unanimously determined that it would be in the best interests of the Company and its stockholders to reject the Offeror and Westfield's unsolicited Revised Offer. On January 21, 2003, the Company filed the Board's recommendation on an amendment to the Company's schedule 14D-9.

      On February 10, 2003 the Company announced the expansion of its existing Common Share repurchase program by $100 million. Purchases of Common Stock by the Company will be financed through its general corporate funds including funds received from an anticipated $50 million investment in the Company by Sheldon M. Gordon in connection with the Forum Shops transaction. Depending upon the amount of purchases and other factors, the Company may also borrow funds under its line of credit. Each member of the Taubman family separately agreed that any increase in its respective relative voting power caused by a reduction in the Company's shares outstanding would be voted proportionate with all votes cast with respect to any matter to be voted upon the result of which would satisfy or frustrate any of the current conditions to the Revised Offer, such that the share repurchase program will not affect the outcome of any such vote.

      On February 13, 2003 the Company announced that Simon had formally notified Gordon in a letter dated February 7, 2003 that it would buy Gordon's stake in the Forum Shops. The Company also announced that upon closing of the transaction, Gordon, along with his affiliates, will invest, on an after-tax basis, $50 million of the cash proceeds in the Company in exchange for 2.08 million of the Company's operating partnership units at $24 per unit. Gordon's operating partnership units will have the same attributes as ordinary units, except that they will not have voting rights and Gordon will have very limited rights to sell these units for two years, and thereafter on a phased basis over a three-year period.

      On February 17, 2003, Simon and Westfield announced that 85% of the Company's outstanding shares of Common Stock representing 53% of the Company's voting power had been validly tendered and not withdrawn prior to midnight on February 14, 2003, and that the expiration date of the Revised Offer was extended to 12:00 midnight New York City time on March 28, 2003.

      On February 21, 2003, Simon and Westfield filed amended preliminary proxy materials with the SEC with respect to the Simon Solicitation. According to the Simon Solicitation, Simon and Westfield would ask the Company's shareholders to adopt a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror and Westfield of all of the Shares tendered pursuant to the Revised Offer would not trigger the Excess Share Provision.

      On February 26, 2003, Simon and Westfield sent a letter to the independent members of the Company Board:

      Dear Independent Members of the TCO Board of Directors:

            Simon Property Group, Inc. and Westfield America, Inc. have offered to purchase all common shares of Taubman Centers, Inc. for $20.00 per share in cash. As you know, approximately 85% of TCO common shares were tendered into our offer, an overwhelming shareholder mandate.

            The TCO Board has stated that the SPG/Westfield offer cannot be successful because the Taubman family is opposed to the offer. We believe that the TCO Board has a duty to act independently and take all necessary steps to remove the impediments to our $20.00 cash per share offer. The TCO Board should be proactive and seek to resolve any conflicting objectives and interests of the Taubman family and the TCO common shareholders.

            As holders of units in the Taubman Operating Partnership, the Taubman family has financial interests that differ significantly from those of the TCO common shareholders. SPG and Westfield have repeatedly indicated a willingness to negotiate with the TCO Board and the Taubman family specific solutions that would address the Taubman family's unique tax and economic situation.

            SPG and Westfield continue to be willing to discuss solutions to the conflicting interests of TCO common shareholders and the Taubman Operating Partnership unitholders, so long as the TCO common shareholders receive $20.00 cash per share. Solutions to be discussed could take several forms, including unitholders retaining their interests in the Taubman Operating Partnership, or exchanging Taubman Operating Partnership units for units in the partnerships of either SPG and/or Westfield. Alternatively, we can discuss a structure that would give Taubman unitholders, including the Taubman family, ownership and management of shopping center assets under the Taubman name proportionate to their economic interests in the Taubman Operating Partnership based on a value of $20.00 per Operating Partnership unit. To safeguard the integrity of the process, any agreed upon solution should be approved by TCO's common shareholders.

            Contrary to the assertions in TCO's press releases, there is a path to completing our offer. The most appropriate path is through you, the independent directors of TCO, who are fiduciaries and guardians of the interests of the public shareholders. We urge the TCO Board to take a more active and independent role and accept our invitation to discuss the solutions referred above and the facilitation of our $20.00 all cash offer.

            While we remain committed to discussions, we are also determined to take steps to amend the excess share provision in TCO's charter which is the primary impediment to the successful completion of our offer. Accordingly, we intend to propose, at the upcoming annual meeting of TCO, that the excess share provision in the TCO charter be amended to allow SPG and Westfield to purchase the TCO common shares tendered into the offer.

      Very truly yours,

      /s/ David Simon                                 /s/ Peter Lowy
      -------------                                   ---------------

      David Simon                                     Peter Lowy

      On March 4, 2003, the Board of Directors sent a letter to David Simon, the Chief Executive Officer of Simon and Peter Lowy, the Chief Executive Officer of Westfield in response to their letter received February 27, 2003.

      March 4, 2003

      Mr. David Simon
      Simon Property Group, Inc.
      115 West Washington Street
      Indianapolis, Indiana 46204

      Mr. Peter Lowy
      Westfield America Trust
      100 William Street
      Sydney NSW 2011
      Australia

      Gentlemen:

      We are in receipt of your February 27, 2003 letter. We have unanimously rejected your $20 per share offer as inadequate and not in the best interests of the shareholders of Taubman Centers. The Board's recommendation was made after thorough consideration of your offer and consultation with our financial and legal advisors. We took many factors into account, which are set forth in the Company's Schedule 14D-9.

      We have acted in an informed and deliberate manner in full consideration of the best interests of all the Company's shareholders. We are not prepared to recommend to the shareholders the sale of this Company at an inadequate price. Nor do we believe that maximum value will be realized by selling the Company at this time. We are unanimous in that view.


      Very truly yours,

      /s/ Dr. Graham T. Allison   /s/ Allan Bloostein       /s/ Jerome A. Chazen
      Dr. Graham T. Allison       Allan Bloostein           Jerome A. Chazen


      /s/ S. Parker Gilbert       /s/ Peter Karmanos, Jr.   /s/ Lisa A. Payne
      S. Parker Gilbert           Peter Karmanos, Jr.       Lisa A. Payne


      /s/ Robert S. Taubman       /s/ William S. Taubman
      Robert S. Taubman           William S. Taubman

      On March 18, 2003, Simon and Westfield announced their intention to propose four nominees to the Companys Board at the Company's 2003 Annual Meeting.

      On March 21, 2003, Simon and Westfield filed a Preliminary Proxy Statement relating to their proposed nominees and their presentation of the Excess Share Proposal for approval at the 2003 Annual Meeting.

      On March 28, 2003, Simon and Westfield announced their four nominees by filing a Preliminary Proxy Statement on Form 14A. This Preliminary Proxy Statement also presented the Excess Share Proposal for approval at the 2003 Annual Meeting.

      On March 31, 2003, Simon and Westfield announced that the expiration date of the Revised Offer had been extended to 12:00 midnight, New York City time, on May 30, 2003, and that approximately 40 million shares of the 84 million shares of Taubman Centers voting stock representing 48% of the Company's voting power were tendered into the Revised Offer.

      On April 24, 2003, the Company announced the appointment of Myron E.
(Mike) Ullman, III as an independent member of the Company's Board to fill the existing vacancy in the class of directors whose term will expire in 2005.

      On May 1, 2003, The United States District Court for the Eastern District of Michigan issued an Opinion and Order, and On May 8, 2003, the Court issued an Amended Opinion and Order which superseded the May 1, 2003 ruling and is described under "Litigation" below.

      On May 2, 2003, Sheldon M. Gordon, along with his affiliates, invested $50 million in the Operating Partnership in exchange for 2.08 million partnership units at $24 per share. As noted, these operating partnership units have the same attributes as existing partnership units, except that they do not have voting rights with respect to the Company, and the holders have very limited rights to exchange these units for Common Stock until December 31, 2004. On January 1, 2005, the ability to exchange any outstanding units for Common Stock vests over a three-year period.

      On May 12, 2003, Simon and Westfield filed amended preliminary proxy materials with the SEC with respect to the Simon Solicitation. According to the Simon Solicitation, Simon and Westfield will ask the Company's shareholders to adopt a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror and Westfield of all of the Shares tendered pursuant to the Revised Offer would not trigger the Excess Share Provision.

SIGNING AND RETURNING AN AGENT DESIGNATION FURTHERS THE INTEREST OF SIMON AND WESTFIELD IN PURSUING THE REVISED OFFER, WHICH YOUR BOARD OF DIRECTORS HAS DETERMINED IS INADEQUATE AND NOT IN THE BEST INTEREST OF THE COMPANY.


              Recommendation By The Company's Board of Directors

      The Taubman Centers Board of Directors, after consultation with its senior management, legal and financial advisors reached the conclusion that the Revised Offer is not in the best interest of the Company's shareholders and offered the recommendation described above, for the following reasons:

(i) The Board's familiarity with the business of the Company, its financial condition, results of operations and prospects and the nature of, the prospects for, and the Company's position in, the industry in which the Company operates, and the Board's belief that, for the reasons further explained under paragraphs (iii) and (v), neither the Company's current stock price nor the Revised Offer reflect the full value of the Company's assets.

(ii) The opinion of Goldman Sachs, the Company's financial advisor, after reviewing with the Board of Directors many of the factors referred to herein and other financial criteria used in assessing an offer, that the Revised Offer is inadequate.

(iii) The Board's belief that a number of the Company's properties are at early stages in their development cycles and are expected to generate increasing returns over the next few years. The Board believes that the Company's current stock price does not reflect the value of these assets or their growth potential. Moreover, the Board believes that the Company's organic growth strategy of concentrating on improving the quality and consistency of its assets, coupled with selective development and acquisitions and divestitures, is likely to yield long-term returns to shareholders superior to the Revised Offer.

(iv) The Board's belief that the Company's recent placement of a minority investment in non-voting Units at $24 per unit to a sophisticated real estate investor is indicative of the fact that the Revised Offer does not reflect adequate value for the

      Company's common stock. The Board noted that these Units were issued in connection with the Company's provision of financing on an unrelated real estate transaction which did not involve the sale of control of the Company.

(v) The Board's belief that both the inadequacy of the Revised Offer and the opportunistic manner in which it has been pursued represent a threat to shareholder value, to the Company's stability and to the many other constituencies which have an interest in the Company's success. The Board believes the timing of the Revised Offer represents an opportunistic attempt by Simon and Westfield to acquire a collection of upscale regional mall assets that cannot be replicated, and which are the most productive portfolio of regional malls held by any public company.

(vi) The fact that Taubman Centers has delivered an 81.6% total return to shareholders for the five year period ending November 13, 2002 (the date immediately prior to the public announcement of Simon's initial proposal). During that time period the Company has outperformed the Morgan Stanley REIT Total Return Index (which returned 21.6%), the S&P 500 Total Return Index (which returned 4.3%), and many of its competitors (including Simon Property Group, which returned 63.3%). The Taubman Centers properties have the highest average sales and rents per square foot of any regional mall company. Based on these facts, the Board believes that the Revised Offer does not reflect the full value of the Company's assets.

(vii) The Board's belief that Simon's and Westfield's approaches to managing and developing their properties are inconsistent with the Company's portfolio of upscale shopping centers in select high-growth markets and are not likely to yield the maximum value for the Company's assets.

(viii) The fact that the markets for regional malls are already highly concentrated in several cities where Simon, Westfield and the Company compete. If the proposed transaction were to occur, that concentration could dramatically increase, resulting in decreased competition among all local shopping centers and causing higher lease prices for mall tenants, higher ultimate retail prices for consumers, and lower quality shopping centers in the affected areas. At any time before or after consummation of the Revised Offer, federal antitrust authorities, State Attorneys General, or private parties may investigate the transaction and/or bring legal actions under the federal or state antitrust laws seeking to enjoin the acquisition of the Company's Common Shares or to require divestiture of Simon's, Westfield's or the Company's assets. Accordingly, the Board believes that there is significant uncertainty as to whether Simon and Westfield could ultimately consummate a transaction along the lines they have proposed.

(ix) The Board's belief that Simon's continuing public relations campaign (which has now been joined by Westfield) aimed at damaging the Company is hypocritical and the Board's concern about Simon's misleading statements to the public about its own corporate governance in its press releases and Form 8-K filed on November 18, 2002. The Board noted the fact that Simon claimed in a press release that "the Simon family has no veto power or other control mechanism that could block a sale or merger transaction." In a story published in The New York Times on December 1, 2002, Simon admitted the untruth of its statement, calling it "a mistake" and noting that the family does in fact have the power to block a merger and that to date Simon has not issued a correction. In addition, the Board took note of Simon's (and now Westfield's) repeated willingness to mischaracterize Taubman Centers' financial performance and to misrepresent the premium they are offering and Michigan law and David Simon's communications with Robert Taubman. The Board believes that these misstatements may be indicative of a larger compliance problem in the Simon organization, which calls into question both Simon's representations and its ability to consummate a transaction along the lines it and Westfield have proposed.

(x) The fact that completion of the Revised Offer and second-step merger will likely be a taxable event to many of the Company's shareholders, the timing of which will not be in their individual control. Accordingly, the Board believes that many shareholders would actually receive less in net proceeds than purported to be offered by Simon and Westfield, which offer in itself the Board has determined to be inadequate.

(xi) The fact that the Taubman family, with combined voting power of approximately 30% of the total voting power of the Company's capital stock, have indicated that they do not intend to tender their Common Shares and have taken the firm position that they are not interested in pursuing a sale transaction. The Board noted that the two-thirds shareholder vote required for a sale or other extraordinary transaction has been in the Company's charter since its initial public offering in 1992. The Revised offer is not likely to be completed absent a Court ruling in litigation brought by Simon seeking to divest some of the Taubman Centers shareholders of their voting rights. Based on the advice of counsel, the Board believes that the litigation brought by Simon to disenfranchise the Series B shareholders is without merit.*

(xii) The Board's belief that the unsolicited and hostile nature of the Revised Offer when coupled with its inability to be completed, makes it expensive, disruptive, and detrimental to Simon, Westfield and the Company.

(xiii) The Board's belief, based on the factors set forth in paragraphs (i) through (xii) above, that the consideration to be paid in the Revised Offer does not reflect the inherent value of the Company.

(xiv) The fact that the Revised Offer is highly conditional, which results in significant uncertainty that the Revised Offer could or would be consummated. Specifically, according to the Revised Offer it is subject to the following conditions, among many others:

-------------------------------------
*As described under "Litigation," the Court, in its Amended Order, found that in November 2002, members of the Taubman family formed a group under the Michigan Control Share Acquisitions Act that acquired all of the shares owned by the members of the group, and the Court has issued a preliminary injunction against the voting of all shares held by those and other shareholders. The Company strongly believes that the Amended Order was incorrect, and is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit. The Company has also moved for a stay of the Amended Order pending appeal.

      (1) Minimum Tender Condition. Consummation of the Revised Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Revised Offer such number of Common Shares that represents, together with Common Shares owned by the Offeror, Simon, Westfield or any of its subsidiaries, at least two-thirds ( 2/3) of the total voting power of the Company. Voting power of the Company is calculated based upon the aggregate voting power attributable to the outstanding Common Shares and the purported voting power attributable to the outstanding shares of Series B Preferred Stock (assuming exercise of all then outstanding rights to purchase Common Shares or partnership units of the Operating Partnership). Accordingly, the Board believes that this condition will not be satisfied. *
            See "Litigation."

      (2) Excess Share Condition. The Company's charter prevents any person or group from beneficially or constructively owning capital stock representing more than 8.23% of the total value of the Company's capital stock (the "Ownership Limit"). As was disclosed to the Company's shareholders in connection with the Company's IPO, and numerous times since, the Ownership Limit is intended both to preserve the Company's status as a REIT and make it more difficult for any person to acquire control of the Company. The Company's Board in certain circumstances can increase the Ownership Limit to 9.9%. Shares owned in excess of the Ownership Limit are considered "Excess Shares" under the Company's Restated Articles of Incorporation and are transferred to a designated agent of the Company (the "Excess Share Provision"). The designated agent upon delivery of the shares must immediately sell such shares and donate any proceeds over the price the acquiror paid for the shares to charity. Consummation of the Revised Offer is conditioned upon the Offeror being satisfied, in its sole discretion, that the Offeror may purchase all of the Shares tendered pursuant to the Revised Offer without triggering the Excess Share Provision. The Excess Share Provision may only be waived by the affirmative vote of at least two-thirds ( 2/3) of the total voting power of the Company. Accordingly, this condition is only likely to be met if Simon is successful in its litigation which the Company believes is without merit. Therefore, the Board believes that this condition will not be satisfied.*

      (3) Control Share Condition. Consummation of the Revised Offer is conditioned upon full voting rights for all Common Shares to be acquired by Offeror pursuant to the Revised Offer having been approved by the Company's shareholders under Chapter 7B of the MBCA (the "Michigan Control Share Acquisitions Act") or the Offeror being satisfied, in its sole discretion, that the Michigan Control Share Acquisitions Act is invalid or otherwise inapplicable to the Shares to be acquired by the Offeror in the Revised Offer. On December 10, 2002 the Board of Directors opted out of the Michigan Control Share Acquisitions Act.

      (4) Business Combination Condition. Consummation of the Revised Offer is conditioned upon the Offeror being satisfied, in its sole discretion, that Chapter 7A of the MBCA (the "Michigan Business Combination Act") will not

-------------------------------------
*As described under "Litigation," the Court, in its Amended Order, found that in November 2002, members of the Taubman family formed a group under the Michigan Control Share Acquisitions Act that acquired all of the shares owned by the members of the group, and the Court has issued a preliminary injunction against the voting of all shares held by those and other shareholders. The Company strongly believes that the Amended Order was incorrect, and is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit. The Company has also moved for a stay of the Amended Order pending appeal.

            prohibit for any period of time, or impose any shareholder approval with respect to, its proposed back end merger or any other "Business Combination" (as defined in the Michigan Business Combination Act) involving the Company and the Offeror or any other affiliate of Simon or Westfield. While the Michigan Business Combination Act does not currently apply to the Company, the Company may elect to be governed by the Michigan Business Combination Act at any time, in which case this condition would not be met.

      (5) No Material Adverse Change Condition. Consummation of the Revised Offer is conditioned upon the Offeror not becoming aware of any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, in the sole discretion of the Offeror, a material adverse effect on the Company or, assuming consummation of the Revised Offer or its proposed back end merger, on the Offeror, Simon, Westfield or any other affiliate of Simon or Westfield.

      (6) Competing offer Condition. Consummation of the Revised Offer is conditioned upon a tender or exchange offer for any Common Shares not having been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates).

      (7) Numerous Other Conditions. Consummation of the Revised Offer is also subject to other conditions, several of which are unlikely to be satisfied. Notwithstanding the Company's regular practice of increasing its dividend (including its recent announcement of the regular annual increase on December 10, 2002), the offer is conditioned on the Company not increasing its dividend. Similarly, the Revised Offer is conditioned on there being no change to the Company's by-laws regardless of its effect on the Offeror. While Simon filed an amendment to the offer stating that it would not assert these condition with respect to the recent dividend increase and by-law amendments, it has not waived the condition with respect to any future dividend increases or by-law amendments. The Revised Offer is also contingent on there being no issuance of stock or options, no changes to employment agreements, no commencement of war or armed hostilities or other national or international crisis involving the United States, and to many other conditions.

      In light of the above factors, the Taubman Centers Board determined that the Revised Offer is not in the best interests of Taubman Centers and Taubman Centers' shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAUBMAN CENTERS' SHAREHOLDERS REJECT THE REVISED OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE REVISED OFFER.

      In addition, in arriving at their recommendation, the directors of the Company were aware of the interests of certain officers and directors of the Company as described under

"Interests of Certain Persons." The directors of the Company were also aware that the Taubman Family's voting power is derived primarily from its ownership of Series B Preferred Stock and that Simon had challenged the voting rights of the Series B Preferred Stock and was seeking to disenfranchise the Taubman family; however, the Board believed, and continues to believe notwithstanding the issuance of the Amended Order, this litigation to be without merit.

      In making its determination that the Revised Offer is not in the best interests of Taubman Centers and Taubman Centers' shareholders, the Board took into account that the realization of the Company's anticipated future results is not assured, and that there is a risk that the Company's plans, like the plans of any business, will not be successfully completed. If the Company remains independent, its shareholders will continue to bear this risk.

      The foregoing discussion of the information and factors considered by the Taubman Centers Board is not intended to be exhaustive but addresses all of the material information and factors considered by the Board in its consideration of the Revised Offer. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that shareholders reject the Revised Offer. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the Board may have given differing weights to different factors. Throughout its deliberations, the Board received the advice of Goldman Sachs, and of outside legal advisors, who were retained to advise the Board in connection with the Simon offer and the Revised Offer.

IN LIGHT OF THE BOARD'S CONCLUSION THAT THE REVISED OFFER IS INADEQUATE, THE BOARD RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATIONS REQUESTED BY SIMON AND WESTFIELD. TO STOP SIMON AND WESTFIELD FROM USING YOUR SHARES TO FURTHER THEIR INADEQUATE OFFER, THE BOARD RECOMMENDS THAT YOU (1) DISCARD ANY GREEN AGENT DESIGNATIONS AND (2) IF YOU HAVE ALREADY RETURNED A GREEN AGENT DESIGNATION, SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION CARD AS SOON AS POSSIBLE. THE RETURN OF A SIGNED REVOCATION CARD OR AGENT DESIGNATION BY A SHAREHOLDER IS INDEPENDENT OF ANY DECISION BY SUCH SHAREHOLDER OF WHETHER OR NOT TO TENDER SHARES PURSUANT TO SIMON'S AND WESTFIELD'S INADEQUATE OFFER.

                               The Special Meeting

      According to the Company's by-laws, a special meeting of the shareholders may be called by, among others, a shareholder or shareholders holding of record shares entitled to at least twenty-five percent (25%) of all the votes entitled to be cast by the holders of all outstanding capital stock of the Company entitled to vote at such meeting. The Company's by-laws also provide that any such special meeting shall be held at a place determined by the Board and stated in the notice of the meeting, which is to be mailed to all shareholders entitled to vote at the meeting. Under Michigan law and the Company's by-laws, it is the prerogative of the Board to establish a record date for the determination of shareholders entitled to receive notice of and vote at the meeting. The by-laws further provide that only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting or by or at the direction of the Board. Accordingly the Company believes that, under the Company's by-laws, notice of any meeting of shareholders must be mailed by the Company, as is the customary practice among public corporations.

      In order to clarify the Company's by-laws and provide an orderly process by which a shareholder or shareholders holding of record at least twenty-five percent (25%) of the voting power of the Company could call a special meeting of shareholders, on December 20, 2002, the Board amended by-laws to specify timing parameters and procedures by which the Board would be required to call a special meeting if requested by the requisite proportion of shareholders.

       The December 20, 2002 amendments to the by-laws implemented the following procedures. The record holder or holders desiring to call a special meeting of the shareholders: must send the Company a notice requesting that the Company establish a record date and a meeting date for such a special meeting. This notice must be accompanied by documentation evidencing that the shareholder or shareholders requesting the meeting possess sufficient voting power to request that such a special meeting be called. This notice must also contain specified information regarding the shareholder and the proposals to be considered at the meeting. Within ten business days after receipt of such notice and verification of the accompanying documentation, the Board will fix a record date and meeting date for the special meeting, which meeting date shall be set for not less than 30 nor more than 90 days after the date of such Board action.

      In the Amended Order, the Court enjoined the Company from enforcing the December 20, 2002 amendments to the by-laws. The Company strongly believes that the Amended Order was incorrect and is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit. The Company has also moved for a stay of the Amended Order pending appeal. If the stay is granted, a shareholder or shareholders holding of record at least twenty-five percent (25%) of the voting power of the Company can call a special meeting of shareholders by following the procedures described in the immediately preceding paragraph.

      In their Solicitation Statement, Simon and Westfield state that they "believe that no action by the Company Board is required to convene the Special Meeting" and that record holders of not less than 25% of the outstanding shares of the Company's capital stock entitled to vote . . . may themselves call the Special Meeting without any action by the Company Board." For the reasons described above, the Company is of a different view.

       The by-laws provide that the Chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in the by-laws and, if not, to declare that such defective proposal or proposals shall be disregarded.

      The Company reserves its rights to require full compliance with the provisions set forth in the by-laws of the Company and with Michigan law with respect to any special meeting sought to be called by Simon and Westfield or any other shareholders. The filing or distribution of this Revocation Solicitation Statement, is not intended and should not be taken as an endorsement by the Company of the validity of the Simon Solicitation of Agent Designations or a waiver of any provisions of the Company's by-laws or of any rights by the Company, including the requirement that, other than officers or directors of the Company, the only persons entitled to call a special meeting of shareholders are one or more shareholders holding of record shares entitled to at least twenty-five percent (25%) of all the votes entitled to be cast by the holders of all outstanding capital stock of the Company entitled to vote at such meeting.

      Under Michigan Law a shareholder or shareholders holding of record shares entitled to at least ten percent (10%) of all the votes entitled to be cast by the holders of all outstanding capital stock can, upon showing of good cause, apply to a court for a special meeting to be ordered. If Simon and Westfield are unsuccessful in the Simon Solicitation but still receive the Agent Designations of at least ten percent (10%) of all the votes entitled to be cast, Simon and Westfield may apply to a court for a special meeting to be ordered. We cannot predict whether or not Simon and Westfield will apply to a court for a special meeting or be able to make the requisite showing of good cause or whether a court will grant Simon and Westfield a Special Meeting.

      As of May [12], 2003, there were [49,298,965] shares of Common Stock and [31,784,842] shares of Series B Preferred Stock issued and outstanding. Under the Company's Restated Articles of Incorporation and by-laws, all of such shares are entitled to vote on any matters submitted to a vote of shareholders, although the Court has preliminarily enjoined the voting of 1,386,021 shares of Common Stock and 26,784,060 shares of Series B Preferred Stock. The Company strongly believes that the Amended Order was incorrect and is appealing the Amended Order to the United States Court of Appeals for the Sixth Circuit. The Company has also moved for a stay of the Amended Order pending appeal. At this time, the Company cannot be sure whether the Amended Order will be stayed or overruled prior to the Special Meeting.


               Effect of Execution and Delivery of Revocations

      The Board is soliciting Revocations in opposition to Simon's solicitation of Agent Designations. By executing and returning the WHITE Form of Revocation, you will be revoking your Agent Designation relating to the call for the Special Meeting or, if you have not previously executed and returned a GREEN Form of Agent Designation, you will be indicating your support for the Company Board.

      The Board urges you NOT to sign the GREEN Form of Agent Designation sent to you by Simon and Westfield. Whether or not you have previously executed a GREEN Form of Agent Designation, the Board urges you to show your support for the Company by executing and dating the enclosed WHITE Form of Revocation and mailing it in the enclosed postage-paid envelope as soon as possible. The Agent Designation of any shares of Common Stock represented by a Form of Revocation that is returned properly signed will be revoked in accordance with the instructions indicated on the Form of Revocation.

                                   Revocation

      Either a GREEN Agent Designation or a WHITE Revocation may be revoked by filing with the Secretary of the Company a written notice of revocation. Such written revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed GREEN Agent Designation or WHITE Revocation. Any written notice revoking an Agent Designation should be sent to: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, 10022. Your latest dated submission will supersede any earlier-dated Agent Designation, Revocation or other written notice of revocation, except that a Revocation will be inoperative and of no effect if delivered after the date, if any, as of which it is determined that Simon and Westfield effectively demanded a Special Meeting. A shareholder's revocation of a previously executed GREEN Agent Designation will have the effect of opposing Simon's and Westfield's demand for the Special Meeting. Any Revocation will not affect any action taken by Simon and Westfield pursuant to an Agent Designation prior to such Revocation.

                   Security Ownership of Certain Beneficial
                              Owners and Management

      The Company owns a 59% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series B Preferred Stock ("Voting Stock") and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of May 12, 2003. Mr. Robert S. Taubman and Mr. William S. Taubman, both of whom are directors and executive officers of the Company beneficially own in the aggregate 559,795 shares of Series B Preferred Stock which represents 1.8% of the outstanding Series B Preferred Stock, Courtney Lord owns 280,125 or less than 1% of the outstanding Series B Preferred Stock and none of the other directors or executive officers beneficially own any Series B Preferred Stock. The members of the Taubman family beneficially own in the aggregate 25,141,852 shares of Series B Preferred Stock which represents 79.1% of the outstanding Series B Preferred Stock. When viewed in conjunction with the management interests described in this Section, the ownership interest of the individuals who are directors and executive officers of the Company may be considered to be an interest that differs from those of the unaffiliated holders of common stock. However, given the members of the Taubman family's significant ownership stake in the business as a whole, and the members of the Taubman family's shared interest with the common shareholders of allowing the Company's assets to reach their full potential, this Series B interest may also be considered to be closely aligned with the unaffiliated holders of common stock.

      The share information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent.

                                                                                     Percentage
                                                                    Units of         Ownership
                                                                  Partnership         of Units
       Directors, Executive           No. of         Percent        Interest            of
         Officers and 5%             Shares           of              in            Partnership
           Shareholders                (1)           Shares           TRG            Interest
                                                      (1)                             in TRG
-----------------------------------  ---------      --------       ----------       ------------
Robert S. Taubman..........          1,127,162 (2)    1.4% (2)      816,662 (3)          1.0%
William S. Taubman.........            549,184 (4)      *           533,684 (5)           *
Lisa A. Payne..............            608,328 (6)      *              --                --
Courtney Lord..............            282,159 (7)      *           280,125 (8)           *
John L. Simon..............              5,191 (9)      *              --                --
Graham T. Allison..........              1,430          *              --                --
Allan J. Bloostein.........              5,000          *              --                --
Jerome A. Chazen...........             10,000 (10)     *              --                --
S. Parker Gilbert..........            130,000 (11)     *              --                --
Peter Karmanos, Jr.........             40,000 (12)     *              --                --
Myron E. Ullman, III.......               --           --              --                --
A. Alfred Taubman..........         24,768,994 (13)  30.6% (13)  24,582,057 (14)        30.3%


Morgan Stanley                       5,323,742 (15)   6.6% (15)        --                --
  1585 Broadway
  New York, New York  10036

Security Capital Research &          5,002,220 (16)   6.2% (16)        --                --
Management Incorporated
  11 South LaSalle Street
  2nd Floor
  Chicago, Illinois  60603

LaSalle Investment Management, Inc.  4,253,350 (17)   5.3% (17)        --                --
  LaSalle Investment Management
   (Securities) L.P.
  200 East Randolph Drive
  Chicago, Illinois  60601

Cohen & Steers Capital               3,216,375 (18)   4.0% (18)        --                --
Management, Inc.
  757 Third Avenue
  New York, New York  10017

Deutsche Bank AG                     3,169,974 (19)   3.9% (19)        --                --
  Taunusanlage 12, D-60325
  Frankfurt am Main
  Federal Republic of Germany

Directors and Executive Officers     2,758,454 (20)   3.4% (20)   1,630,471 (20)         2.0% (20)
as a Group


*  less than 1%

(1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities and Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of May 12, 2003, there were 81,083,807 outstanding shares of Voting Stock, consisting of 49,298,965 shares of Common Stock and 31,784,842 shares of Series B Preferred Stock.
(2) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 565,721 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William S. Taubman, own (or, in aggregate, 1.8% of Series B Preferred Stock), 300,000 shares of Common Stock owned by R&W, 245,016 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 10,500 shares of Common Stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.1% of Common Stock). Excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), or TG Partners, Limited Partnership ("TG Partners"), because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W and the other entities.
(3) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 565,721 Units of Partnership Interest held by R&W, and 245,016 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.


                                      -26-



(4) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 527,759 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options, and 15,500 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.1% of Common Stock). Excludes 300,000 shares of Common Stock and 565,721 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and the other entities.
(5) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 527,759 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 565,721 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.
(6) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 600,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options (or, in aggregate, 1.2% of Common Stock).
(7) Consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 280,125 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 87,028 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see note 14 below.
(8) Consists of 280,125 Units of Partnership Interest acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 87,028 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over the two years remaining in the original five-year vesting period. See note 14 below.
   See also "Certain Employment Arrangements."
(9) Consists of 2,000 shares of Common Stock that Mr. Simon owns and 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan.
(10) Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen and 30,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.
(11) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.
(12) Consists solely of shares of Common Stock.
(13) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP. Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,582,057 outstanding shares (or 77.3%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 14 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 14 below beyond his pecuniary interest in the entities that own the securities.
(14) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by TRV, of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co. Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners, 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 87,028 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 87,028 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over the two years remaining in the original five-year vesting period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.
(15) Consists solely of shares of Common Stock (10.8%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.
(16) Consists solely of shares of Common Stock (10.2%).
(17) Consists solely of shares of Common Stock (8.6%) and includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.
(18) Consists solely of shares of Common Stock (6.5%).
(19) Consists solely of shares of Common Stock (6.4%).
(20) See Notes 2 through 12 above.


                 Participants In The Revocation Solicitation

      Revocations are being solicited by and on behalf of the Company. All expenses of the Company Revocation Solicitation, including the cost of preparing and mailing this Revocation Solicitation Statement, will be borne by the Company. The Company will also request those holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition to solicitation by use of the mails, Revocations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of Revocations. The Company has agreed that Innisfree will be paid a fee not to exceed $75,000, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Innisfree against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

      The Company has engaged Goldman Sachs to act as its financial advisor in connection with Simon's unsolicited offer and related matters. The Company has agreed to pay Goldman Sachs a reasonable and customary fee for such services. The Company has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify them and certain related persons against certain liabilities relating to, or arising out of the engagement. Goldman Sachs may assist in the solicitation of Revocations. Goldman Sachs will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. Goldman Sachs does not admit or deny that any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Goldman Sachs regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. As of May 12, 2003 Goldman Sachs beneficially held a net "long" position of 5,646 shares of Common Stock. If Goldman Sachs assists the Company in connection with the solicitation of Revocations, such activity will be carried out by a team of individuals consisting of officers and employees of Goldman Sachs (David M. Baum, Michael J. Graziano, and Adam C. Rosenberg). The business address for each of the persons named is 85 Broad Street, New York, New York 10004.

      The Company estimates that its total expenditures relating to the Company Revocation Solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $150,000. The Company to date has incurred estimated total expenses of approximately $10,000.

      In addition to the members of the Board (which consists of Graham T. Allison, Allan J. Bloostein, Jerome A. Chazen, S. Parker Gilbert, Peter Karmanos, Jr., Lisa A. Payne, Robert S. Taubman, William S. Taubman and Myron E. Ullman, III), the executive officers (which consist of Esther R. Blum, Courtney Lord and John L. Simon) of the Company may solicit Revocations. The business address for each of the members of the Board and executive officers, and the

Company's executive offices are located at: 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303.


                  Interests of Certain Persons In The Offer

      Some of the members of the Company's management and Board have interests in the merger that are in addition to, or different from, their interests as Company shareholders generally. The Company's Board was aware of these interests and considered them, among other matters, in unanimously recommending that you reject the Revised Offer and not tender your Common Stock pursuant to the Revised Offer and in recommending that you revoke any Agent Designations.

      Performance Plan. The Taubman Company LLC (the "Manager") maintains the performance plan under which the Company grants awards based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company (the "Performance Plan"). Each eligible participant is granted a cash award (a "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Upon vesting, the value of the award under the Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. The payout amount is determined on the vesting date and such amount will accrue interest from the vesting date until the deferred payment date.

      Upon a "change of control" of Manager, each sub account will vest in full and any deferral period elected under the Performance Plan will terminate and any sub account that a participant has elected to defer will be valued as of the settlement date and will be distributed in a lump sum payment as soon as administratively practicable following the termination of the deferral period. Consummation of the Simon offer will constitute a change of control under the Performance Plan, and accordingly, the sub account of each of the executive officers will vest in full and any deferral period elected by such executive officer will terminate and any sub account that an executive officer has elected to defer will be valued as of the settlement date and will be distributed in a lump sum payment as soon as administratively practicable following consummation of the Simon offer.

Employment Agreement with Lisa A. Payne.

        In January 1997, Manager entered into a three-year agreement with Lisa A. Payne regarding her employment with the Company. In January 1999 and January 2000, the agreement was extended for an additional year and continues to have automatic, one-year extensions unless either party gives notice to the contrary. The employment agreement provides for an annual base salary of not less than $500,000 to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's Senior Short Term Incentive Plan (the "SSTIP"), with a target award of $250,000 and a maximum annual award of $375,000.

      In the event that Ms. Payne's employment terminates for any reason within 90 days following a "change of control," Ms. Payne's employment is terminated by the Company other than for cause, death or disability, or Ms. Payne resigns by reason of certain changes in the terms of her employment, Ms. Payne will receive her base salary and target bonus under the SSTIP for the remainder of the employment period and all benefits under the compensatory plans in which she participates will immediately vest (including any benefits under the Performance
Plan) in accordance with the terms of such compensatory plan. Consummation of the Simon offer will constitute a change of control under the agreement, and accordingly, Ms. Payne will be entitled to the benefits described in the preceding sentence in the event that her employment terminates for any reason within 90 days following consummation of the Simon offer.

Change of Control Employment Agreements.

      The Company has adopted and plans to enter into change of control employment agreements with each of the members of the Operating Committee other than William Taubman and Robert Taubman, including Lisa A. Payne, Courtney Lord and John L. Simon. TRG guarantees the Company's obligations under the agreements. The employment agreements have three-year terms that extend for an additional year on each anniversary of the first day of their terms, unless a notice not to extend is given by the Company or any of its affiliates. If a "change of control," as defined in the agreements, of the Company occurs during the term of an agreement, including consummation of the Simon offer, then the agreement becomes operative for a fixed three-year period commencing on the date of the change of control and supersedes any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other. This means that upon a change of control, including consummation of the Simon offer, Ms. Payne's agreement described above will be superseded by her Change of Control Employment Agreement.

      Each agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits, will not be adversely changed during the three-year period after a change of control. If the executive's employment is terminated by the Company other than for cause, death or disability or if the executive resigns for "good reason," as defined in the agreements, during this three-year period or upon certain terminations in connection with or in anticipation of a change of control, the executive will be generally entitled to receive:

   o an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination,

   o two and a half times the executive's annual base salary and annual bonus,

   o  continued welfare benefits and perquisites for thirty months, and

   o  outplacement services.

The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment. In addition, in order to preserve the existing benefit under the employment agreement with Ms. Payne described above, Ms. Payne's change of control employment agreement provides that, in the event that she terminates her employment for any reason other than "good reason" during the 90-day period following a change of control, she will be entitled to a payment equal to two times her base salary and target bonus under the SSTIP, rather than the payments and benefits specified above.

      Each agreement also provides that effective on the occurrence of a change of control or a termination of employment of the executive in anticipation of a change of control:

   o all of the executive's equity-based compensation awards that are outstanding on the date of the change of control will vest, and

   o all of the executive's then-outstanding awards under the Long-Term Performance Compensation Plan will be immediately paid in full.

Each employment agreement provides that if any payments or benefits that the executive receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the payments under the agreement will be reduced to the maximum amount that could be paid to the executive without subjecting the executive to any taxes under Section 4999.

      Under the terms of each employment agreement, the Company is responsible for paying, or causing its affiliates to pay, all legal fees and expenses reasonably incurred by the executive in any dispute concerning the interpretation or enforcement of the agreement.

Change of Control Severance Program.

      The Company has adopted a Change of Control Severance Program in which all of the individuals, other than Robert Taubman and William Taubman, who are employed by the Company or any of its affiliates on the date that a change of control occurs and who are not party to the employment agreements described above participate. The program supersedes that Company's undocumented existing severance program and provides benefits comparable to those the Company has provided in the past. The program provides generally that if a participant's employment with the Company and any of its affiliates is terminated other than for cause, death or disability or if the participant resigns for "good reason," as defined in the program, during the two-year period following a change of control, in the case of participants who are Group Vice Presidents, or during the one-year period following a change of control, in the case of all other participants, a participant will be generally entitled to receive, subject to the participant's execution and non-revocation of a release:

   o a lump sum separation benefit equal to 1/12 of the participant's annual base salary and annual bonus, times the participant's years of service with the Company and its affiliates,

   o medical, dental and vision benefit continuation, and if eligible immediately prior to the change of control or at any time thereafter, executive disability benefit continuation, for a period equal to the number of months of severance to which the participant is entitled,

   o repurchase for $1,000 by the Taubman Company Limited Partnership of the participant's T-I REIT share granted to the participant under a bonus award agreement, and

   o  outplacement services.

The separation benefit will be subject to a maximum of 24 months' base salary and bonus. The minimum separation benefit is 16 months' base salary and bonus, in the case of participants who are Group Vice Presidents, 12 months' base salary and bonus, in the case of participants who are exempt and LTPC plan-eligible associates (other than Group Vice Presidents), six months' base salary and bonus, in the case of participants who are exempt and non-LTPC plan-eligible associates, and three months' base salary and bonus, in the case of participants who are non-exempt associates. For participants who are participants in the SSTIP, the annual bonus component of the participant's separation benefit will be 130% of the higher of the participant's target bonus for the year in which the change of control occurs and the highest target bonus established for the participant in any subsequent year. For participants who are participants in the Specialty Retail Bonus Plan or the Leasing Bonus (WITY) Plan, the annual bonus component of the participant's separation benefit will be equal to the higher of (i) the average of the participant's actual bonuses for the three years immediately preceding the change of control (or, if the participant has not been employed by the Company and its affiliates for three years prior to the change of control, such lesser number of years during which the participant was employed by the Company and its affiliates) or (ii) the highest actual bonus paid to the participant for any subsequent year (if any).

      The program also provides that effective as of the occurrence of a change of control:

   o  each participant's equity-based compensation awards will vest, and

   o the participant's awards under the Long-Term Performance Compensation Plan will be immediately paid in full.

   o The program provides that if any payments or benefits that any participant receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the payments under the program will be reduced to the maximum amount that could be paid to such participant without subjecting the participant to any taxes under Section 4999.

      Under the terms of the program, the Company is responsible for paying, or causing its affiliates to pay, all reasonable legal fees and expenses incurred by a participant in any dispute concerning the interpretation or enforcement of the agreement, except for legal fees and expenses incurred in connection with a claim that is frivolous or maintained in bad faith.

      The Company's board of directors reserves the right to amend, modify, suspend or terminate the program at any time, but no amendment, modification, suspension or termination after the occurrence of a change of control that has the effect of reducing or diminishing the right of any participant will be effective without the written consent of the participant. In the event of an impending change of control, the committee administering the program may appoint a person independent of the Company to be the committee that administers the program effective upon the occurrence of the change of control and such committee may not be removed following a change of control. The Company and its affiliates are jointly and severally liable for the Company's obligations under the change of control severance program.

Indemnification of officers and Directors.

        The Taubman Centers Restated Articles of Incorporation provide that no director will be personally liable to Taubman Centers or its shareholders for monetary damages for a breach of his or her duties as a director. The Restated Articles of Incorporation also provide that Taubman Centers will, to the fullest extent permitted under applicable law, indemnify its directors against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and reasonably incurred in connection with any action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director of Taubman Centers. Taubman Centers has the power to indemnify its officers under the circumstances set forth in the Restated Articles of Incorporation.

                                   Litigation

      Shortly after Simon publicized the terms of its unsolicited proposal on November 13, 2002, three shareholders of Taubman Centers filed purported class action complaints in the Michigan Circuit Court for the County of Oakland on behalf of Taubman Centers shareholders; one of the complaints names as defendants Taubman Centers, Robert S. Taubman, William S. Taubman, Lisa A. Payne, Graham T. Allison, Allan J. Bloostein, Jerome A. Chazen, S. Parker Gilbert; and the other two additionally name Peter Karmanos, Jr. The actions generally allege breaches of fiduciary duty by Taubman Centers and the named directors in connection with Simon's proposal and seek injunctive relief. Motions to dismiss are pending in two of the three state cases. Plaintiff in one case amended his complaint to add claims under the Michigan Control Share Acquisitions Act, challenging the validity of the Voting Agreements and the issuance of the Series B Shares, adding Peter Karmanos, Jr. as an additional defendant and asserting derivative allegations.

      On December 5, 2002 one of the shareholders who had filed an action in Michigan state court filed a federal action in the Eastern District of Michigan, purporting to assert claims derivatively and on behalf of a class. The complaint alleges that the Michigan Control Shares Acquisitions Act and the Michigan Business Combination Act is unconstitutional. In addition, the complaint alleges, among other things, breaches of fiduciary duty in connection with the Simon proposal.

      On December 5, 2002, Simon filed a lawsuit in the United States District Court for the Eastern District of Michigan against Taubman Centers, A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert alleging, among other things, breach of fiduciary duty by the Company's Board for not giving adequate consideration to Simon's unsolicited proposal, and challenging the validity of the Voting Agreements and the issuance of the Series B Shares under the Michigan Control Share Acquisitions Act. In response to Simon's lawsuit, the Company filed a motion to dismiss on December 16, 2002 arguing that the First Claim for Relief failed to state a claim under the Control Share Acquisitions Act because the Taubman family's receipt of original issue Series B Preferred Stock from Taubman Centers, Inc., in 1998 was not a "control share acquisition" under the Act.

      On December 15, 2002, in response to Simon's lawsuit filed on December 5, 2002 in the United States District Court for the Eastern District of Michigan against Taubman Centers, Inc., A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert, the Company filed a motion to dismiss arguing that the First Claim for Relief failed to state a claim under the Control Share Acquisitions Act because the Taubman family's receipt of original issue Series B Preferred Stock from Taubman Centers, Inc., in 1998 was not a "control share acquisition" under the Act.

      On December 30, 2002, Simon filed the First Amended Complaint against the Company, the Company Board and certain members of the Taubman family, which, among other things, challenged the validity of the Company's by-law amendments made on December 20, 2002.

      On January 22, 2003, the United States District Court for the Eastern District of Michigan issued an order dismissing that part of Simon's First Claim for Relief challenging the 1998 issuance of Series B stock to certain of the defendants under the Michigan Control Share Acquisitions Act in Simon's lawsuit pending against Taubman Centers, Inc., A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan
J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert. The Court concluded that "the Michigan Control Share Acquisition Act does not pertain to a direct issue from the corporation of its own shares" and that the "issuance of Series B stock to [the Taubman family] in 1998 was not a `control share acquisition within the meaning of the [Act]." The Court did not dismiss that portion of Simon's First Claim for Relief that alleges that a group was formed in the year 2002 in contravention of the Act. The Company believes the remaining Simon claims to be without merit.

      On January 31, 2003, Simon Property Group, Inc., and Simon Property Acquisitions, Inc., filed a Memorandum of Law in Support of Plaintiff's Motion for a Preliminary Injunction in the United States District Court for the Eastern District of Michigan against Taubman Centers, Inc., A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert, seeking to enjoin the Taubman family from voting their Series B shares. Also on January 31, 2003, one of the shareholders filed an Amended Verified Class Action and Derivative Complaint in the United States District Court for the Eastern District of Michigan against Taubman Centers, Inc., Robert S. Taubman, William S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., Allan J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert.

      On February 5, 2003, Simon and the Offeror filed a Second Amended Complaint for Declaratory and Injunctive Relief in the United States District Court for the Eastern District of Michigan against Taubman Centers, Inc., A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan J. Bloostein, Jerome A. Chazen, and
S. Parker Gilbert, alleging, among other things, breach of fiduciary duty. The Second Amended Complaint adds as a plaintiff Mr. Randall J. Smith (whom the Second Amended Complaint identifies as Executive Vice President of Westfield) and also includes allegations purporting to reflect certain changes to the offer subsequent to the filing of the First Amended Complaint on December 27, 2002.

      On February 21, 2003, the Company filed a Defendants' Brief in Opposition to Plaintiff's Motions for a Preliminary Injunction in the United States District Court for the Eastern District of Michigan.

      On February 28, 2003, Simon, the Offeror and Randall J. Smith filed in the United States District Court for the Eastern District of Michigan a Reply Memorandum of Law in Support of SPG Plaintiffs' and Randall Smith's Motion for a Preliminary Injunction.

      On April 30, 2003, Simon and Westfield requested permission to file a Third Amended Complaint in the United States District Court for the Eastern District of Michigan which would claim that the Board breached its fiduciary duties to Company shareholders by: (i) implementing the share repurchase program; and (ii) appointing Myron Ullman III as a director. On May 1, 2003, the Court denied permission to file a Third Amended Complaint.

      On May 1, 2003, The United States District Court for the Eastern District of Michigan issued an order dismissing Simon's challenge to the 1998 restructuring of Taubman Centers and denying Simon's contention that the Taubman Centers Board improperly rejected Simon's tender offer. The Court also entered an order enjoining the voting of "those shares represented in the voting agreements previously entered with Robert Taubman," which constitute roughly three percent of the voting power of the Company. The order specifically stated that, "The Taubmans are, likewise, entitled to vote any shares that they held prior to Robert Taubman's voting agreement contracts or that they have since acquired." The Court also dismissed the Glancy case without prejudice, dismissed Smith from the Simon case and enjoined the enforcement of the December 20, 2002 amendments to the Company's by-laws.

      On May 8, 2003 The United States District Court for the Eastern
District of Michigan issued an Amended Opinion and Order which superseded the May 1, 2003 ruling. The Court dismissed Simon's challenge to the 1998 restructuring of Taubman Centers and denied Simon's contention that the Taubman Centers Board improperly rejected Simon's tender offer. The Court also dismissed the Glancy case without prejudice and dismissed Smith from the Simon case. The Court entered an order preliminarily enjoining (i) the voting of the shares owned by the members of the Taubman family (owners of over 30% of the voting power of the Company) and by certain other shareholders of the Company (owners of approximately 3% of the voting power of the Company), and (ii) the enforcement of the December 20, 2002 amendments to the Company's by-laws.

      On May 9, 2003, the Company filed a notice of appeal with the United States Court of Appeals for the Sixth Circuit, and moved in the District Court for a stay of the Preliminary Injunction pending appeal.


                               Dissenters' Rights

      Under Michigan law, no dissenters' rights are available in connection with either the Simon Solicitation or the Special Meeting.

                              Shareholder Proposals

      Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2003 must have been received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 10, 2002.

                              Taubman Centers, Inc.

      Revocation of Agent Designation To Action of Shareholders Without

         a Meeting Solicited on Behalf of Simon Property Group, Inc.

                           and Westfield America, Inc.

The undersigned shareholder, acting with regard to all shares of common stock, par value $0.01 per share, and Series B Non-Participating Convertible Preferred Stock of Taubman Centers, Inc. entitled to vote and held by the undersigned, hereby REVOKES any previously executed Agent Designation requesting the demand for a special meeting of shareholders (the "Special Meeting") described in the Solicitation Statement of Simon Property Group, Inc. and Westfield America, Inc. and hereby confirms that the undersigned has the power to deliver a revocation of Agent Designation for the number of shares represented hereby. THE BOARD OF DIRECTORS OF TAUBMAN CENTERS STRONGLY RECOMMENDS THAT YOU REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REQUESTING THE DEMAND FOR THE SPECIAL MEETING BY PROPERLY SIGNING, DATING AND RETURNING THIS FORM OF REVOCATION IN THE POSTAGE-PAID ENVELOPE PROVIDED.

           (Continued and to be signed and dated on reverse side.)

PLEASE SIGN THIS FORM OF REVOCATION EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE GIVE TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. SIGNED REVOCATION CARDS MARKED "REVOKE AGENT DESIGNATION" OR "ABSTAIN" OR SIGNED BUT UNMARKED REVOCATIONS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN AGENT DESIGNATIONS FOR THE NUMBER OF SHARES REPRESENTED BY THE UNDERSIGNED.

[ ] REVOKE AGENT DESIGNATION        [ ] DO NOT REVOKE AGENT DESIGNATION
                                    [ ] ABSTAIN


                                          Dated:

                                          -------------------------------
                                          2003

                                          -------------------------------
                                          Signature

                                          -------------------------------
                                          Signature (if held jointly)

                                          -------------------------------
                                          Title(s)